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                                                                   Exhibit 10.33

March 15, 1999

Mr. Akira Kondoh
Managing Director
The Sumitomo Bank, Ltd.
3-2, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-8201

Mr. Ryuzo Kodama
Director
Head of Americas Division
The Sumitomo Bank, Limited
277 Park Avenue
New York, NY 10172

Dear Mr. Kondoh and Mr. Kodama:

      This letter (this "Letter Agreement") sets forth the agreement among The Sumitomo Bank, Limited ("Sumitomo"), Sumitomo Bank Capital Markets, Inc. ("SBCM") and The Goldman Sachs Group, L.P. ("GS Group") with respect to certain matters, including matters relating to the Plan of Incorporation (the "Plan") approved by the Schedule II Limited Partners of GS Group in March 1999 pursuant to Paragraph 14 of Article I of the Memorandum of Agreement of GS Group, as amended and restated November 28, 1998 (the "GS Group Partnership Agreement"). Set forth as Exhibit 1 hereto is a true and complete copy of the Plan, in the form submitted to the Schedule II Limited Partners of GS Group, together with all exhibits referred to therein.

      Reference is made to the GS Group Partnership Agreement and to (i) the Amended and Restated Subscription Agreement, dated as of March 28, 1989 (the "Subscription Agreement"), among Sumitomo, SBCM (together with Sumitomo, the "Sumitomo Group"), Goldman, Sachs & Co. ("GS&Co.") and GS Group and (ii) the Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement"), dated as of March 28, 1989, among Sumitomo, SBCM, GS&Co. and GS Group. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed thereto in the Subscription Agreement or the GS Group Partnership Agreement, as applicable. This Letter Agreement shall be a modification of and an amendment to the Subscription Agreement and the Registration Rights Agreement to the extent set forth herein.
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The Sumitomo Bank, Ltd.
March 15, 1999
Page 2


      The parties hereby agree as follows:

            1. Securities to be Issued to SBCM. SBCM hereby elects pursuant to Paragraph 5 of Article II of the GS Group Partnership Agreement to receive solely common stock of The Goldman Sachs Group, Inc. ("GS Inc." or the "Company") in connection with the Plan. The GS Inc. common stock to be issued to SBCM pursuant to Paragraph 5 of Article II of the GS Group Partnership Agreement will be comprised of (a) Common Stock, $.01 par value, identical to, and the same class as, the common stock to be issued and sold by GS Inc. as a primary issuance of not less than $1 billion in the initial public offering (the "IPO") of GS Inc. pursuant to the Form S-1 Registration Statement of GS Inc. to be filed with the Securities and Exchange Commission ("Common Stock"), and (b) Nonvoting Common Stock of GS Inc. which is convertible into Common Stock on a share-for-share basis pursuant to the terms and subject to the conditions of the conversion provisions set forth in Annex A hereto and which is identical in all respects (other than with respect to voting rights) to the Common Stock (e.g., each share of Nonvoting Common Stock shall be entitled to receive the same consideration (except for differences in voting rights of securities) in any merger or other business combination as each share of Common Stock) ("Nonvoting Common Stock"). The number of shares of Common Stock initially issued to SBCM will be limited to a number of shares of Common Stock such that SBCM shall not hold more than 4.9% of the outstanding shares of Common Stock on the date of the closing of the IPO (the "IPO Date"), after giving effect to any disposition of shares of Common Stock by SBCM pursuant to Section 3 hereof. The remaining securities to which SBCM is entitled will be issued to SBCM in the form of Nonvoting Common Stock.

            2. Adjustment to Part E Actual Capital; Other Distributions. Upon calculation of any adjustment to SBCM's Part E Interest as of November 28, 1998 pursuant to Article II, Section 3(c) of the GS Group Partnership Agreement, the parties agree that any adjustment pursuant to Section 3(c)(iii) or (iv) shall be made by a distribution of cash to SBCM (if clause (iii) is applicable) or by SBCM contributing additional capital to GS Group (if clause (iv) is applicable), in each case in accordance with the GS Group Partnership Agreement, and that SBCM's Actual Share will not be adjusted.
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The Sumitomo Bank, Ltd.
March 15, 1999
Page 3

            Pursuant to the existing capital withdrawal policy for Schedule II Limited Partners of GS Group ("PLPs"), each PLP has been permitted to make a withdrawal from his or her capital account. It is hereby agreed that SBCM shall be permitted, in accordance with Paragraph 14 of the Article I of the GS Group Partnership Agreement, to make a capital withdrawal, in the amount of $35,483,639, which, to the extent that SBCM is required to contribute additional capital to GS Group pursuant to the first paragraph of this Section 2, shall be netted against such capital contribution by SBCM.

            3. Common Stock to be Sold by SBCM. SBCM agrees that, if requested by GS Inc., SBCM shall sell 9,000,000 shares of Common Stock in a secondary offering as a part of the IPO. SBCM agrees (a) that it shall use its best reasonable efforts to persuade the Board of Governors of the Federal Reserve System (the "FRB") not to object with respect to SBCM's receipt and sale of shares of Common Stock to be sold as part of the IPO pursuant to this Section 3, (b) to sell such shares at the initial public offering price established by GS Inc. and the underwriters in the IPO, and
      (c) to cooperate fully in the registration and offering of such shares, including, without limitation, (1) furnishing any information relating to the Sumitomo Group necessary or advisable in the applicable registration statement and (2) executing an underwriting agreement, all on the same terms and conditions as are applicable to piggy-back registrations pursuant to Section 5(b) of the Registration Rights Agreement. GS Inc. will not request SBCM to sell shares of Common Stock pursuant to this
      Section 3 unless SBCM will hold no more than 4.9 percent of the Common Stock on the close of business on the IPO Date. If the FRB objects to SBCM selling Common Stock in the secondary offering, SBCM will not be obligated to acquire any Common Stock that would result in SBCM holding in excess of 4.9% of the Common Stock at any time and SBCM will receive all shares to which it is entitled, in addition to 4.9% of the Common Stock, in the form of Nonvoting Common Stock; provided that SBCM shall neither sell any of the Nonvoting Common Stock pursuant to this Section 3 nor convert any of the Nonvoting Common Stock and sell the Common Stock received in respect thereof.

            4. Hedging Restrictions. To the extent that securities of GS Inc. are subject to the limitations on disposition (otherwise than by the consent of GS Inc.) set forth in Section 5(a) hereof, and in addition to the transfer restrictions set forth in the Subscription Agreement, as amended,
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The Sumitomo Bank, Ltd.
March 15, 1999
Page 4


      Sumitomo and SBCM each agrees that it will comply with the hedging restrictions of GS Inc. applicable to its managing directors set forth on Annex B hereto; provided, that (i) such restrictions shall not apply to the Sumitomo Group's asset management activities for unaffiliated parties and (ii) if GS Inc. relaxes such hedging restrictions, such relaxation shall apply to the Sumitomo Group.

            5. Dispositions of Securities. (a) The provisions of the fourth sentence of Section 10(d)(ii) of the Subscription Agreement shall be replaced with the following:

            "In addition to the other restrictions on transfer included in this Agreement, Sumitomo and SBCM each agree as follows:

                   (1) Other than as provided in Section 3 of the letter
            agreement (the "Letter Agreement"), dated as of March 15, 1999, among Sumitomo, SBCM, GS&Co. and GS Group and Section 10(d)(iv) hereof, no securities of the Company may be disposed of by SBCM, whether pursuant to exercise of demand rights or piggy-back rights, and no Disposition Notice may be given, earlier than the first anniversary of the date of the closing of the initial public offering of the Company (the "IPO Date").

                   (2) Subsequent to the first anniversary of the IPO Date and prior to the third anniversary of the IPO Date, SBCM shall be permitted to dispose of, whether pursuant to the exercise of demand rights or piggy-back rights, in each 12-month period following the first and second anniversaries of the IPO Date, shares of Common Stock constituting in the aggregate up to 20% of the aggregate number of shares of Common Stock and Nonvoting Common Stock (as defined in the Letter Agreement) that SBCM received under Section 1 of the Letter Agreement (the "SBCM Original Block"); provided, however, that SBCM, with the consent of the Company, which shall not be unreasonably withheld, may subsequent to the first anniversary of the IPO Date and prior to the third anniversary of the IPO Date dispose of, whether pursuant to the exercise of demand rights or piggy-back rights, in each 12-month period following the first and
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The Sumitomo Bank, Ltd.
March 15, 1999
Page 5


            second anniversaries of the IPO Date, shares of Common Stock constituting in the aggregate up to an additional number of shares of Common Stock equal to (a) 13 1/3% of the SBCM Original Block less
            (b) the number of shares of Common Stock disposed of pursuant to
            Section 10(d)(ii)(4) hereof in such 12-month period.

                   (3) Subsequent to the third anniversary of the IPO Date, SBCM may dispose of, whether pursuant to the exercise of demand rights or piggy-back rights, in each 12-month period following such anniversary Common Stock constituting in the aggregate up to 33 1/3% of the SBCM Original Block.

                   (4) To the extent that the former Schedule II Limited
            Partners of the Partnership who are managing directors immediately following the IPO ("PMDs") sell shares of Common Stock in a secondary offering in an amount which in any one-year period following the IPO Date represents, in the aggregate, for all of such PMDs a greater percentage of the total Common Stock issued to such PMDs in connection with the Plan ("PMD Shares") than the applicable percentage specified for such one year period in paragraph (1) (i.e., 0%), (2) (i.e., 20%) or (3) (i.e., 33 1/3%) above, SBCM will be permitted in such one year period to dispose of up to such number of additional shares of Common Stock as would increase the permitted sales by SBCM in such one-year period to such higher percentage;

            provided, that, the restrictions on transfer set forth in this
            Section 10(d)(ii) shall no longer be applicable following a Change of Control (as defined below) and any such disposition may thereafter be made by SBCM without regard to any such restrictions. For purposes of this Section 10(d)(ii), "Change of Control" means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a "Reorganization") or sale or other disposition of all or substantially all of the Company's assets to an entity that is not an affiliate of the Company (a "Sale") that in each case requires the approval of the Company's stockholders under the law of the Company's jurisdiction
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The Sumitomo Bank, Ltd.
March 15, 1999
Page 6


            of organization, whether for such Reorganization or Sale (or the issuance of securities of the Company in such Reorganization or
            Sale), unless immediately following such Reorganization or Sale, either: (A) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of the Company in a Sale (in either case, the "Surviving Entity"), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended as of the date hereof) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the "Parent Entity"), is represented by the Company's securities (the "Company Securities") that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Securities were converted pursuant to such Reorganization or Sale) or (B) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity ) following the consummation of the Reorganization or Sale were, at the time of the approval of the execution of the initial agreement providing for such Reorganization or Sale by the Board of Directors of the Company, individuals (the "Incumbent Directors") who either (1) were members of the Board of Directors of the Company on the IPO Date or (2) became directors subsequent to the IPO Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such persons are named as a nominee for director)."

            (b) Notwithstanding the foregoing restrictions on transferability of securities of GS Inc. and delivery of Disposition Notices, SBCM shall have the right at any time to make a request of GS Inc. that SBCM be permitted to dispose of shares of Common Stock. GS Inc. agrees that any such request will be given full consideration, taking into account such factors the Board of Directors of GS Inc. believes relevant, provided that SBCM
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The Sumitomo Bank, Ltd.
March 15, 1999
Page 7


      acknowledges and agrees that whether or not to grant any such request shall be at the sole discretion of GS Inc.

            6. Share Repurchases; Tender and Exchange Offers. If and to the extent that GS Inc. makes a general offer to repurchase PMD Shares from PMDs, GS Inc. shall permit SBCM to participate as a seller in such transaction on a pro rata basis with the PMDs and on the same terms and conditions as apply to the PMDs. Notwithstanding anything in this Letter Agreement, the GS Group Partnership Agreement, the Subscription Agreement or the Registration Rights Agreement to the contrary, SBCM may tender its shares of Common Stock and Nonvoting Common Stock (which shall be converted into shares of Common Stock) of GS Inc. in any tender or exchange offer if the Board of Directors of GS Inc. is recommending acceptance of the tender or exchange offer or is not making any recommendation with respect to acceptance. Any shares of Common Stock or Nonvoting Common Stock purchased from SBCM pursuant to this Section 6 shall reduce the number of shares that may be disposed of by SBCM in the relevant 12-month period pursuant to Section 5 above.

            7. Voting Agreement. Sumitomo and SBCM agree that, at the request of GS Inc., they will execute and deliver prior to the IPO Date the Voting Agreement attached hereto as Annex C. The parties hereby agree that the proxies that have been previously granted by Sumitomo and SBCM pursuant to the Subscription Agreement will be terminated and cancelled upon the occurrence of (i) the consummation of the IPO and (ii) the execution and delivery of the Voting Agreement attached hereto as Annex C.

            8. Representations and Warranties. Sumitomo and SBCM hereby make, and shall be deemed to have remade on the IPO Date, each of the representations and warranties set forth in Annex D attached hereto and agree that counsel to GS Group may rely thereon in rendering an opinion to GS Group as to tax matters.

            9. Certain Tax Matters. Notwithstanding that the Plan may not be consummated at the end of the fiscal year (as defined in the GS Group Partnership Agreement) of GS Group, SBCM shall receive a distribution with respect to taxes on a pro rata basis with the United States PLPs and on the same terms and conditions as apply to PLPs in accordance with
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The Sumitomo Bank, Ltd.
March 15, 1999
Page 8


      Article II, Section 4 of the GS Group Partnership Agreement; provided, that any such distribution shall be made net of interest at eight per cent per annum on SBCM's Part E Actual Capital.

            10. Stock Options. Each of the GS Group and GS Inc. represents and warrants to SBCM that the Plan does not provide for the issuance of, and neither the GS Group nor GS Inc. has determined that GS Inc. will issue, stock options for shares of Common Stock to either the General Partner or some or all of the PLPs the issuance of which would require the prior consultation of GS Group and SBCM pursuant to Article II, Section 5(b)(i) of the GS Group Partnership Agreement.

            11. Admission of Partners and Equity Investors. Section 9(d) of the Subscription Agreement is hereby deleted in its entirety.

            12. SBCM to be a Party to Plan; Amendments to the Plan. By its execution of this Letter Agreement, SBCM accepts the Plan and agrees to become a party to the Plan. GS Group agrees to amend the Plan to (a) add this Letter Agreement as an Exhibit to the Plan and provide that this Letter Agreement may not be amended without the consent of SBCM and (b) provide that, notwithstanding the right of the general partner of GS Group to amend the Plan in any respect prior to the consummation of the Plan, an amendment to the Plan shall not be binding on SBCM if such amendment (i) effects a modification to the Plan that makes the Plan, as so modified, inconsistent with Section 5 of Article II of the GS Group Partnership Agreement (which provides for terms upon which a plan for the incorporation of the business of GS Group may be adopted without the consent of SBCM), without obtaining the consent of SBCM or (ii) effects a modification to Section 11 (Release and Indemnification Arrangements) or
      Section 16 (Other - Release) that (A) materially and adversely effects SBCM's rights under the Plan and (B) is not of general applicability to all parties who are subject to the Section modified. GS Group agrees to furnish SBCM with notice and copies of any amendment to the Plan as promptly as practicable after its adoption.

            13. Termination. This Letter Agreement shall terminate upon the mutual written consent of the parties to such termination. In addition, this Letter Agreement shall be terminable by any party if (a) the IPO shall not have previously been consummated by December 31, 1999 or (b) the Plan is abandoned by the general partner of GS Group pursuant to its terms.
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The Sumitomo Bank, Ltd.
March 15, 1999
Page 9


            14. Agreements Otherwise Unimpaired. Except as expressly provided in this Letter Agreement and the Plan of Incorporation, the Subscription Agreement, the Registration Rights Agreement and any other agreements between or among the parties to this Letter Agreement shall not be modified, impaired or affected.

            15. Successors and Assigns. This Letter Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto (including, with respect to GS Group, GS Inc.).

            16. Governing Law. This Letter Agreement is being entered into and is intended to be performed in the State of New York and will be construed and enforced in accordance with and governed by the laws of the State of New York.

            17. Counterparts. This Letter Agreement may be executed simultaneously in several counterparts, each of which is an original, but all of which together shall constitute one instrument.

            Please indicate your agreement to the terms of this letter by signing in the space provided below.

                          THE GOLDMAN SACHS GROUP, L.P.
                          By The Goldman Sachs Corporation

                          By: /s/ David Viniar
                              ----------------------------------


                          GOLDMAN SACHS & CO.
                          By Goldman, Sachs & Co. LLC

                          By: /s/ David Viniar
                              -----------------------------------
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The Sumitomo Bank, Ltd.
March 15, 1999
Page 10


Accepted and Agreed to as
of the date first above
written:

THE SUMITOMO BANK, LIMITED

By: /s/  Ryuzo Kodana
    ------------------------------------------
    Director and Head of the Americas Division

SUMITOMO BANK CAPITAL MARKETS, INC.

By: /s/  Natsuo Okada
    ------------------------------------------
    President

                                                                         Annex C


            Voting Agreement, dated as of ___________ __, 1999 (the "Voting Agreement"), by and among [ ], on the one hand, and The Sumitomo Bank, Limited, a corporation organized under the laws of Japan ("Sumitomo") and Sumitomo Bank Capital Markets, Inc., a Delaware corporation and a wholly-owned subsidiary of Sumitomo ("SBCM"), on the other hand.

            WHEREAS, pursuant to the Amended and Restated Subscription Agreement, dated as of March 28, 1989 (as amended by the letter agreement, dated March 15, 1999 of which this Voting Agreement is Annex C, the "Subscription Agreement"), among Sumitomo and SBCM, on the one hand, and Goldman, Sachs & Co., a New York limited partnership ("GSNY"), and The Goldman Sachs Group, L.P., a Delaware limited partnership (the "Partnership"), on the other, Sumitomo and SBCM each delivered to the Partnership its irrevocable proxy, dated March 28, 1989, in the form of Annexes 5(a) and 5(b) to the Subscription Agreement (the "Proxies");

            WHEREAS, pursuant to a Plan of Incorporation adopted pursuant to
Article I, Section 14 of the Amended and Restated Memorandum of Agreement, dated as of November 28, 1998 (the "Memorandum of Agreement") of the Partnership, The Goldman Sachs Group, Inc., a Delaware corporation ("GS Inc.") will succeed to the business of the Partnership and, in connection therewith and pursuant to the terms of the Bank Partnership Provisions of (and as defined in) the Memorandum of Agreement and the Subscription Agreement, GS Inc. will issue securities to SBCM;

            WHEREAS, the Securities are subject to the Proxies and GS Inc. is willing to terminate the Proxies in consideration of the agreements and undertakings of Sumitomo and SBCM contained herein;

            [            ], Sumitomo and SBCM hereby agree as follows:

            1. The Partnership, GSNY and GS Inc., as successor to the Partnership, issuer of the securities and beneficiary of the Proxies, release each of Sumitomo and SBCM from its Proxy.

            2. Each of Sumitomo and SBCM agree, during the period of limited duration specified below, to vote any and all securities of GS Inc. or of any subsidiary of GS Inc. which have any voting rights, general or special (herein collectively referred to as "Securities"), and which Sumitomo or SBCM may from time to time hold of record or beneficially own, and agree to cause any direct or indirect subsidiary of Sumitomo to vote any securities of GS Inc. or any subsidiary thereof that may be acquired by such subsidiary of Sumitomo, at any meeting of stockholders of GS Inc. or any such subsidiary (as the case may be), and to provide written consent on behalf of Sumitomo, SBCM or any such subsidiary as to any matter as to which written consent is sought from the owners of any Securities, in each case (x) with respect to Securities of GS Inc., in the same manner as the majority of the shares of common stock held by the managing directors of GS Inc. shall be voted or consented in the vote of the stockholders of GS Inc. and (y) in the case of Securities of a subsidiary of GS Inc., in the same manner as the shares of common stock held by the immediate parent of such subsidiary shall be voted or consented. Notwithstanding the foregoing, however, this agreement shall not extend to the approval of any change or modification in (i) the Registration Rights Agreement, the Subscription Agreement or this Agreement or (ii) the material terms of any Securities held by Sumitomo and SBCM. For purposes of this Voting Agreement, the exchange, conversion or other transfer of Securities or any other securities by or on behalf of Sumitomo, SBCM or any direct or indirect subsidiary of Sumitomo for other securities of GS Inc. (or any successor or assign thereof) pursuant to and in accordance with the Subscription Agreement and/or the Bank Partnership Provisions (including, but not limited to, pursuant to Schedules I, II and III to the Subscription Agreement or Section 5 of the Bank Partnership Provisions) shall not be considered a change in the material terms of Securities held by Sumitomo or SBCM.

            3. For purposes of this Voting Agreement, "Securities" includes, without limitation, (i) the Public Preferred Stock defined in Schedule III to the Subscription Agreement and the Public Common Stock defined in
      Schedule II to the Subscription Agreement and (ii) any other securities (which have voting rights, general or special) of GS Inc. or any subsidiary thereof issued to SBCM pursuant to the Subscription Agreement or the "Bank Partnership Provisions" referred to in the Subscription Agreement. The provisions of this Agreement shall apply to Securities of any successor or assign of GS Inc. (except an acquirer of the business of GS Inc. as referred to in Section 6(c) of the Bank Partnership Provisions) on the terms set forth therein.

            4. This Voting Agreement shall terminate on the date of the final disposition by Sumitomo and SBCM of any and all Securities referred to in
      Section 13(b) of the Subscription Agreement or the cancellation thereof.

            5. To the extent (if any) Sumitomo and SBCM would retain under law, regardless of the agreements in paragraph 2 hereof, any residual rights inconsistent with paragraph 2 hereof, each of Sumitomo and SBCM, in consideration of the release by the Partnership, GSNY and GS Inc. of each of Sumitomo and SBCM from its Proxy, and as agreed with (and relied on by) the Partnership, GSNY and GS Inc., hereby specifically and expressly (i) waives such rights, (ii) agrees never to exercise such rights and (iii) agrees never to claim, as a complaint or a defense, or otherwise assert that this Voting Agreement is not valid or enforceable.

            6. The invalidity or unenforceability of any provisions of this Voting Agreement shall not affect the validity or enforceability of any other provision. To the extent (if any) any provision hereof is deemed invalid or unenforceable by its scope but may be made valid or enforceable by limitations thereon, the undersigned intend that this Voting Agreement shall be valid and enforceable to the fullest extent permitted by law.

            7. (a) THIS VOTING AGREEMENT SHALL BE GOVERNED BY AND WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

            (b) Any dispute, controversy or claim arising out of or relating to provisions of this Voting Agreement shall be finally settled by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law ("UNCITRAL") in effect on the date of this Agreement. The number of arbitrators shall be three and the Administering Authority shall be the American Arbitration Association. The tribunal shall adopt rules of procedure supplementary to the rules of UNCITRAL as it deems equitable under the circumstances. All direct costs of an arbitration proceeding under this Section, including fees and expenses of arbitration, shall be borne by the party incurring them. The place of arbitration shall be The City of New York. The arbitration shall be conducted in the English language. An award rendered by all or a majority of the arbitrators shall be final and binding, and judgment may be entered upon it in any court having jurisdiction. In no event shall this subsection be construed as conferring upon any court authority or jurisdiction to inquire into or review such award on its merits. The parties agree to exclude any right of application or appeal to the Federal, New York State and any other courts in connection with any question of law or fact arising in the course of the arbitration or with respect to any award made.

            8. All notices and other communications hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, addressed (a) if to Sumitomo or SBCM, at Sumitomo Bank Capital Markets, Inc., 277 Park Avenue, New York, New York 10172, Attention: President, or at such other address as SBCM shall furnish to GS Inc. in writing, or (b) if to the Partnership, GSNY or GS Inc., at 85 Broad Street, New York, New York 10004, Attention: General Counsel, or at such other address as GS Inc. shall furnish to Sumitomo or SBCM in writing.

            9. This Voting Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that this Voting Agreement shall not be binding upon a transferee of Securities that is not affiliated with Sumitomo who acquired such Securities in a disposition which is permitted under the Subscription Agreement. This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date above written.




                           THE SUMITOMO BANK, LIMITED



                           By:_________________________________________________


                           SUMITOMO BANK CAPITAL MARKETS, INC.



                           By:_________________________________________________



                           [                                 ]



                           By:_________________________________________________



                           [                                 ]



                           By:_________________________________________________



                           [                                 ]



                           By:_________________________________________________